Exhibit 4.20

ISDA®

International Swaps and Derivatives Association, Inc.
SCHEDULE
 to the
Master Agreement

dated as of April 20, 2012
between

BANK OF AMERICA, N.A.,
a national banking association organized and existing
under the laws of the United States of America
(“Party A”)
 and

ARCOS DORADOS HOLDINGS INC.,
a corporation organized and existing under the of the British Virgin Islands
(“Party B’”)

Part 1.	Termination Provisions.

(a)	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),                              Not Applicable
Section 5(a)(vi),                             Not Applicable
Section 5(a)(vii),                            Not Applicable
Section 5(b)(v),                              Not Applicable

and in relation to Party B for the purpose of:

Section 5(a)(v),                               Not Applicable
Section 5(a)(vi),                              Not Applicable
Section 5(a)(vii),                             Not Applicable
Section 5(b)(v),                               Not Applicable

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B, subject to the following amendments:

i.	deleting in the seventh line thereof the words “, or becoming capable at such time of being declared,” and

ii.
adding at the end thereof: “provided that, notwithstanding the foregoing, it shall not be an Event of Default under (2) above with respect to a party (“X”) if (A) the failure to pay referred in (2) was caused by an error or omission of an administrative or operational nature made by or on behalf of X by any bank, broker-dealer, clearing corporation or other similar financial intermediary holding funds, securities or other property directly or indirectly for account of X; (B) funds were available to enable X to make the relevant payment when due; and (C) such payment or delivery is made within three Local Business Days of X’s receipt of written notice of its failure to pay.”

“Specified Indebtedness” will have the meaning  specified in Section 14, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

“Threshold Amount” means in relation to Party A, an amount equal to 3% of the total Shareholders’ Equity of Party A as specified from time to time in the most recently published audited financial statements of Party A or its equivalent in any other currency and, in relation to Party B, USD 40,000,000 or its equivalent in any other currency.

“Shareholders’ Equity” means with respect to any entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(d)
The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B; provided that such provisions shall be amended by deleting “30” and substituting “60” in clauses (4)(B) and (7) thereof.

(e)	The “Credit Event Upon Merger’’ provisions of Section 5(b)(v) will apply to Party A and will not apply to Party B.

(f)
The “Automatic Early Termination” provision of Section 6(a)(iv) will not apply to Party A or to Party B; provided, however, that with respect to a party, where the Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) is governed by a system of law which does not permit termination to take place after the occurrence of the relevant Event of Default, then the Automatic Early Termination provisions of Section 6(a) will apply.

(g)	Payments on Early Termination. For the purpose of Section 6(e), Market Quotation and the Second Method will apply.

(h)	“Termination Currency”·means United States Dollars.

(i)	Additional Termination Event. Not Applicable.

Part 2.	Tax Representations.

(a)	Payer Tax Representations. For the purpose of Section 3(e), Party A and Party B will make the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Party A Payee Representation. For the purpose of Section 3(f) of this Agreement, Party A makes the following representation:

i.
It is a national banking association organized and existing under the laws of the United States of America, it is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M) and its federal taxpayer identification number is 94-1687665.

ii.	It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes.

(c)	Party B Payee Representation. For the purpose of Section 3(f) of this Agreement, Party B makes the following representations:·

i.	It is treated as a corporation for U.S. federal income tax purposes.

ii.
It is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of United States Treasury Regulations) for United States federal income tax purposes; and no portion of any payment received or to be received by it in connection with this Agreement will be effectively connected with the conduct of a trade or business in the United States.

Part 3.	Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and 4(a)(ii), each party agrees to deliver the following documents, as applicable:-

(a)	Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered
Party A	A complete and accurate U.S. Internal Revenue Service Form W-9 or any successor form.
(i) Upon becoming a party to this Agreement, (ii) thereafter promptly upon reasonable demand by the other party, and (iii) if such form or document was previously delivered and has become obsolete or incorrect, promptly upon learning that such form or document previously delivered by Party A has become obsolete or incorrect.

Party B	A complete and accurate U.S. Internal Revenue Service Form W-8BEN or any successor form, signed in original.
(i) Upon becoming a party to this Agreement, (ii) before December 31 of each third succeeding calendar year, (iii) promptly upon reasonable demand by the other party, and (iv) if such Form was previously delivered and has become obsolete or incorrect, promptly upon learning that such Form previously delivered by Party B has become obsolete or incorrect.

(b)	Other documents to be delivered are:

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B
Either (i) a signature booklet containing a secretary's certificate and resolutions (“authorizing resolutions”) or (ii) other authority documentation, in either case, which (x) authorizes the party to enter into derivatives transactions of the type contemplated by the parties and (y) is reasonably satisfactory in form and substance to the other party
		The earlier of (i) the fifth Local Business Day after the trade date of the first Transaction and (ii) upon execution of this Agreement and as deemed necessary for any further documentation.	Yes

Party A and Party B	Copies of documents evidencing each party’s capacity to execute this Agreement, each Confirmation and any Credit	Upon the execution of this Agreement, and, with respect to a Confirmation, upon the other	Yes

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
	Support Document (if applicable) and to perform its obligations hereunder and thereunder.	party’s request.

Party A and Party B
A copy of the annual report of such party containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.

As soon as practicable after the execution of this Agreement and also within 120 calendar days after the end of each fiscal year while there are any obligations outstanding under this Agreement.  In the case of Bank of America Corporation, it shall be deemed to be delivered on the date such report is made available on www.bankof america.com/investor/.
Yes

Party A and Party B	A duly executed copy of the Credit Support Documents specified in Part 4 of this Schedule.	As soon as practicable after the execution of this Agreement.	No

Party B	Any other document required by law or regulation in order that Party A may comply with its know-your-customer and anti-money laundering obligations.	Promptly after request	Yes

Party B	Certificate from the Process Agent for Party B that it consents to receipt of process on behalf of Party B.	Upon execution and delivery of this Agreement	No

Part 4.	Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Addresses for notice or communications to Party A: Bank of America, N.A.
200 N College Street, NC 1-004-03-43
Charlotte
North Carolina 28255-0001

Attention:                       Swap Operations
Telephone No.:              312-234-2732
Facsimile No.:                 866-255-1444

with a copy to:

Bank of America, N.A.
50 Rockefeller Plaza, NY1-050-10-01
New York, New York 10020

Attention:                       Client Integration & Documentation
Facsimile No.:                 212-548-8622

Address for notices or communications to Party B:

Address:	Arcos Dorados Holdings Inc. C/C Arcos Dorados Argentina S.A. Roque Saenz Peña -432- Olivos- Buenos Aires Argentina- B1636FFB
Attention:	Miguel Sanchez de Bustamante / Diego Pace Julieta Nalband
Facsimile No.:	(54-11) 4711-2236
TelephoneNo.:	(54-11) 4711-2000

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:

Not Applicable

Party B appoints as its Process Agent:

National Registered Agents, Inc. with offices currently at 875 Avenue of the Americas, Suite 501,
New York, New York 10001

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)	Multibranch Party. For the purpose of Section 10(b) of this Agreement:

Party A is a Multibranch Party and may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York, Boston, Massachusetts or London, England Office or such other Office as may be agreed to by the parties in connection with a Transaction.

Party B is not a Multibranch Party.

(e)
Calculation Agent. The Calculation Agent is Party A unless (i) otherwise specified in a Confirmation in relation to the relevant Transaction or (ii) an Event of Default occurs and is continuing with respect to Party A, in which case Party B may appoint a Reference Market-maker to act as alternate Calculation Agent for so long as such Event of Default continues. Following any such designation of an alternate Calculation Agent, if no Event of Default in respect of Party A is then continuing, the Calculation Agent shall again be Party A.

(f)	Credit Support Document. Details of any Credit Support Document:

In relation to Party A: Not Applicable

In relation to Party B: Guarantee of Arcos Dourados Comercio de Alimentos Ltda. (the “Subsidiary Guarantor”).

(g)	Credit Support Provider. Credit Support Provider means:

In relation to Party A: Not Applicable

In relation to Party B: The Subsidiary Guarantor

(h)
Local Business Day.  Notwithstanding anything to the contrary in the definition of Local Business Day in Section 14 of this Agreement, the parties hereby agree that for all purposes hereunder a Local Business Day shall occur only on a Business Day in both New York, New York and Buenos Aires, Argentina.

(i)
Governing Law.  This Agreement and all matters arising out of or in any way connected thereto will be governed by and construed in accordance with the laws of the State of New York (without reference to the choice of law doctrine).

Section 13 is amended by (i) deleting in Section 13(b)(i) the word “non-exclusive” and replacing it with “exclusive” and (ii) deleting the final paragraph of Section 13(b) in its entirety.

(j)	Netting of Payments. Section 2(c)(ii) of this Agreement will not apply to all Transactions, starting from the date of this Agreement.

(k)	Affiliate. “Affiliate” has the meaning specified in Section 14.

(l)
Additional Representation. For the purpose of Section 3 of this Agreement, each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

i.
Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

ii.
Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

iii.	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

iv.	Eligible Contract Participant. It is an “eligible contract participant” as defined in Section 1 of the U.S. Commodity Exchange Act, 7 U.S.C.”

(m)
Recording of Conversations. Each party (i) consents to the recording of telephone conversations between the trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, and (ii) agrees, to the extent permitted by applicable law, that the recordings may be submitted in evidence in any proceedings.

(n)
Transfer. Notwithstanding the provisions of Section 7, Party A may assign and delegate its rights and obligations under (i) any one or more Transactions or (ii) this Agreement and all Transactions hereunder (the “Transferred Obligations”) to any direct or indirect affiliate of Party A (the “Assignee”) by notice specifying the effective date of such transfer (“Effective Date”) and including an executed acceptance and assumption by the Assignee of the Transferred Obligations and provided further,(1) if the Assignee is a direct or indirect affiliate of Party A and it is not an entity rated by Moody’s, S&P or Fitch, Inc. (“Fitch”) or any successor to the business of any such rating agency, the Transferred Obligations will be guaranteed by a direct or indirect affiliate of Party A that has a credit rating by Moody’s, S&P or Fitch; (2) Party B will not, as a result of such transfer, be required to pay the Assignee any Indemnifiable Tax greater than the amount that Party B would have been required to pay to Party A in the absence of such transfer; (3) the Assignee will not, as a result of such transfer, be required to withhold or deduct on account of any Tax an amount in excess of that which Party A would have been required to so withhold or deduct in the absence of such transfer; (4) the transfer shall not give rise to a taxable event or any adverse tax consequences to Party B; (5) the transferee shall provide Party B with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to this Agreement; (6) the transferee shall provide Payer Tax Representations and Payee Tax Representations; (7) an Event of Default or a Termination Event does not occur as a result of such transfer; and (8) Party A has delivered (in accordance with the notice section of this Agreement) an executed assignment and assumption agreement by the Assignee and Party A of the transferred obligations.

No transfer shall be recognized unless the transferor party provides the other party to this Agreement with the name and address of the transferee.

Part 5	Other Provisions.

(a)
ISDA Definitions.  Reference is hereby made to the 2006 ISDA Definitions (the “2006 Definitions”) and the 1998 FX and Currency Option Definitions (the “FX Definitions”) (collectively the “ISDA Definitions”) each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein. Any terms used and not otherwise defined herein, which are contained in the 2006 Definitions shall have the meaning set forth therein. In the event of any inconsistency between the 2006 Definitions and the FX Definitions, the FX Definitions shall prevail with respect to an FX Transaction or a Currency Option Transaction. In the event of any inconsistency between the provisions of this Agreement and the 2006 Definitions, the provisions of this Agreement shall prevail. For the purpose of this Agreement, the expression “Swap Transaction” as used in the 2006 Definitions shall be read to mean “Transactions”.

(b)	WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT, ANY CREDIT SUPPORT DOCUMENT OR ANY TRANSACTION.

(c)
Illegality.  For the purpose of Section 5(b)(i), the obligation of a party to comply with any directive issued or given by any government agency or authority with competent jurisdiction which has the result referred to in Section 5(b)(i) will be deemed to be an “Illegality”.

(d)
Confirmation Procedures. On or promptly following the Trade Date of a Transaction, Party A will send in writing to Party B a Confirmation. Party B agrees to respond to such Confirmation within three (3) Local Business Days after receipt of that Confirmation, either by confirming agreement thereto or requesting a correction of any error(s) contained therein. Failure by Party B to respond within such period shall not affect the validity or enforceability of such Transaction.

(e)
Scope of Agreement. Notwithstanding anything contained in this Agreement to the contrary, any transaction which may otherwise constitute a “Specified Transaction” for the purposes of this Agreement which has been or will be entered into between the parties shall constitute a “Transaction” which is subject to, governed by and construed in accordance with the terms of this Agreement, unless the Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(f)
“Set-off” shall, for purposes of this Agreement and any Credit Support Document, have the meaning set forth in Section 14 and shall include without limitation the rights in Section 6(f). Section 6 of this Agreement is modified to include the following additional sub-clause (f):

“(f) Set-off. Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (the “Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party will, at the option of the party (“X”) other than the Defaulting Party or Affected Party (and without prior notice to the Defaulting Party or the Affected Party) be reduced by its set-off against any amount(s) (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of such obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount(s) will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off otherwise available to a party (whether by operation of law, contract, or otherwise).”

(g)
Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period: “or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”.

(h)
Foreign Account Tax Compliance Act. (a) For purposes of any Payer Tax Representation, the words “any Tax from any payment’’ shall not include any tax imposed under Sections 1471 and 1472 of the Internal Revenue Code of 1986, as amended (or the United States Treasury regulations or other guidance issued or any agreements entered into thereunder) (“FATCA Withholding Tax”) and (b) the definition of “Indemnifiable Tax” shall not include any FATCA Withholding Tax.

Part 6.	FX Transactions and Currency Option Transactions

(a)
Confirmations. Any FX Transaction or Currency Option Transaction into which the parties may before the date of this Agreement have entered, or may in the future enter, where the relevant Confirmation on its face does not expressly exclude the application of this Agreement, shall (to the extent not otherwise provided for in this Agreement) be subject to, governed by and construed in accordance with this Agreement (in substitution for any existing terms, if any, whether express or implied). Each such FX Transaction and Currency Option Transaction shall be a Transaction, and the documents and other confirming evidence (including electronic messages on an electronic messaging service) exchanged between the parties confirming such FX Transaction or Currency Option Transaction shall each be a Confirmation (even where not so specified therein), for the purposes of this Agreement.

(b)
Payment Instructions. All payments to be made in respect of FX Transactions and Currency Option Transactions shall be made in accordance with standing payment instructions provided by the parties (or as otherwise specified in a Confirmation).

(c)	Currency Option Transaction Discharge and Termination.

Automatic Discharge and Termination of Offsetting Options. Unless otherwise agreed, any Call or any Put written by a party will automatically be terminated and discharged, in whole or in part, as applicable, against a Call or a Put, respectively, written by the other party, such termination and discharge to occur automatically upon the payment in full of the last Premium payable in respect of such Currency Option Transactions; provided that such termination and discharge may only occur in respect of Currency Option Transactions:

(a) each being with respect to the same Put Currency and the same Call Currency;

(b) each having the same Expiration Date and Expiration Time;

(c) each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(d) each having the same Strike Price;

(e) neither of which shall have been exercised by delivery of a Notice of Exercise;

and, upon occurrence of such termination and discharge, neither party shall have any further obligation to the other party in respect of the relevant Currency Option Transactions or, as the case may be, parts thereof so terminated and discharged. In the case of a partial termination and discharge (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), the remaining portion of the Currency Option Transaction which is partially discharged and terminated shall continue to be a Currency Option Transaction for all purposes of this Agreement. This provision shall apply notwithstanding that either party (i) may fail to send out a Confirmation in respect of any such discharge and termination, or (ii) may fail to make changes in any of its books as a result of any such discharge and termination.

(d)
Netting of Premiums. Unless otherwise agreed, if on any Premium Payment Date, Premiums would otherwise be payable hereunder in the same currency between the same Offices of the parties, then, on such date, each party’s obligation to make payment of any such Premium will be automatically satisfied and discharged and, each party shall aggregate the Premium(s) that would otherwise have been payable by it and only the difference between the aggregate Premium(s) shall be payable by the party owing the larger aggregate Premium(s) to the other party, and, if the aggregate Premium(s) are equal, no payment shall be made.

(e)
Amendments to the FX and Currency Option Definitions. Section 3.4 of the FX and Currency Option Definitions is hereby amended by the addition of the following as new Sections 3.4(c) and (d) of the FX and Currency Option Definitions:

“(c)	Unless otherwise agreed in writing by the parties, the Premium related to a Currency Option Transaction shall be paid on its Premium Payment Date in immediately available funds.

(d)
If any Premium is not received on the Premium Payment Date, the Seller may elect: (i) to accept a late payment of such Premium; (ii) to give written notice of such non-payment and, if such payment shall not be received within three (3) Local Business Days of such notice, treat the related Currency Option Transaction as void; or (iii) to give written notice of such non-payment and, if such payment shall not be not received within three (3) Local Business Days, treat such non-payment as an Event of Default under Section 5(a)(i) of this Agreement. If the Seller elects to act under either clause (i) or (ii) of the preceding sentence, the Buyer shall pay all out-of-pocket costs and actual damages incurred in connection with such unpaid or late Premium or void Currency Option Transaction, including, without limitation, interest on such Premium from and including the Premium Payment Date to but excluding the date of actual payment in the same currency as such Premium at the Default Rate and any other losses, costs or expenses incurred by the Seller in connection with such terminated Currency Option Transaction, for the cost of its funding, or the loss incurred as a result of terminating, liquidating, obtaining or re-establishing a delta hedge or related trading position with respect to such Currency Option Transaction,”

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized representative(s) as of the date hereof.

BANK OF AMERICA, N.A.		ARCOS DORADOS HOLDINGS INC.

By:	/s/ Carl R. Kolbet	By:	/s/ Miguel Sanchez de Bustamante
	Name: Carl R. Kolbet		Name: Miguel Sanchez de Bustamante
	Title: Director		Title: DR. SR. Corporate Finance

By:
Name:
Title: